UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                         FORM 8-K/A, AMENDMENT NO. 1

                                CURRENT REPORT
    PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934







Date of Report Date (Date of earliest event reported)    July 1, 1996


                            ITHACA INDUSTRIES, INC.
            (Exact name of registrant as specified in its charter)

          Delaware                33-52852         56-1385842
(State or other jurisdiction     (Commission     (IRS Employer
     of incorporation)           File Number)    Identification NO.)


        Highway 268 West, P.O. Box 620,Wilkesboro, NC     28697
           (Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code           (910) 667-5231

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          The  Current  Report  on  Form  8-K  filed  with  the Securities and
Exchange Commission on July 1, 1996 (the "Report") is hereby amended by this Amendment No. 1 to change each reference from the date "August 1, 1996" on the second line of the first paragraph to the date "August 31, 1996" in each such place, as indicated below.

Item 5 of the Report is hereby amended and restated in its entirety as follows:

Item 5.  Other Events

          On June 28, Ithaca's banks granted an additional default waiver until August 31, 1996. Ithaca's banks also waived until August 31, 1996, payment of three $5.7 million term loan payments. Ithaca is currently out of compliance with certain financial covenants in its credit agreement and does not anticipate that it will be in compliance with certain of the financial covenants in its credit agreement for the foreseeable future.

          Also, as reported earlier, Ithaca has not paid the interest payments due on December 15, 1995 and June 15, 1996, on its 11.125% Senior Subordinated Notes (the "Notes"). The waiver from Ithaca's banks provides that the failure to make such interest payments does not constitute a default or event of default under Ithaca's credit agreement unless and until the indebtedness pursuant to the Notes shall have become due prior to its stated maturity by reason of such failure, or any holder of Notes ("Noteholder") (or the Trustee under the Note Indenture) shall have exercised any remedy under the Note Indenture, or shall have initiated any legal proceeding, in respect of, or relation to, such failure. The bank waiver also provides that in order for Ithaca to make all or a portion of the interest payments due December 15, 1995 and June 15, 1996, under the Notes, Ithaca must have received a subordinated, unsecured loan for an equal amount of immediately available funds pursuant to a promissory note in form and substance reasonably satisfactory to the Agent and the Co-Agent banks under the credit agreement.

          Ithaca is in discussions with its banks and advisers to its Noteholders with respect to a long-term restructuring of the Notes and Ithaca's bank debt.





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                                 SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 ITHACA INDUSTRIES, INC.





Date:   July 10, 1996                    By:/s/ Eric N. Hoyle
                                            ---------------------
                                                Eric N. Hoyle

                                          Senior Vice President - Finance
                                          and Administration Chief Financial
                                          and Accounting Officer